[ANDERSEN LETTERHEAD] Arthur Andersen LLP 1601 Market Street Philadelphia, PA 19103-2489 Tel 267-675-6000 www.andersen.com

Officer of the Chief Accountant
Securities and Exchange Commission
450 Fifth Avenue, N.W.
Washington, D.C. 20549

April 10, 2002

Dear Ladies and Gentlemen:

     We have read the second, third and fourth paragraphs of Item 4 included in the Form 8-K dated April 10, 2002 of Dendrite International, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP

Copy to:
Mr. Luke M. Beshar, SVP & CFO
Dendrite International, Inc.